Exhibit 15.4

March 20, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and gentlemen:

We have read the statements made by Liminal BioSciences Inc., pursuant to Item 16F of Form 20-F, which we understand will be filed with the Securities and Exchange Commission as part of the Annual Report on Form 20-F of Liminal BioSciences Inc. dated March 20, 2020. We agree with the statements concerning our Firm contained therein.

/s/ Ernst & Young LLP